                                                                    Exhibit 8(c)

              TRANSFER AGENT INTERACTIVE CLIENT SERVICES AGREEMENT

     AGREEMENT made this 31st day of January, 2005, (the "Effective Date") between Opus Investment Trust, a Massachusetts business trust, having its principal place of business at 440 Lincoln Street, Worcester, Massachusetts 01653 ("the Fund") and ALPS Mutual Funds Services, Inc., a Colorado corporation having its principal office at 1625 Broadway, Suite 2200, Denver, Colorado 80202 ("ALPS"). ALPS and the Fund are collectively referred to herein as the "Parties" and individually as the "Party".

     WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended, consisting of the series listed in Schedule I attached hereto; such investment portfolio and any additional investment portfolios that may be established by the Fund is referred to herein individually as a "Portfolio" and collectively as the "Portfolios"; and

     WHEREAS, ALPS is a provider of transfer agency services to the mutual fund industry utilizing proprietary and licensed computer software programs to allow shareholders to access their account information and real-time transaction processing; and

     WHEREAS, the Fund desires to utilize ALPS' Interactive Client Services ("ICS") to provide the Fund's shareholders with access to shareholder account information and real-time transaction processing capabilities in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

                                    ARTICLE I

                                   DEFINITIONS

     The following definitions shall apply to this Agreement. Additional terms may be defined in the Agreement and in the exhibits, which describe the ICS to be provided by ALPS for the Fund.

     "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

     "Portfolio(s)" shall mean the various registered investment companies (mutual fund) for which the Fund has designated to participate in ICS, and as listed on Schedule 1, attached hereto.

     "Investment Company Web Site" shall mean the collection of electronic documents or pages residing on the computer system of an Internet Service Provider ("ISP") hired by the Fund connected to the Internet and accessible by hypertext link through the World Wide Web, where Persons may view information about the Portfolios and access the various Transaction screens provided by the Fund.

     "Person" shall mean an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Security Procedures" shall mean the procedures, including the use of encryption technology, implemented for purposes of protecting the integrity, confidentiality or secrecy of, and the unauthorized interception, corruption, use of, or access to, any data or information transmitted via ICS.

     "Transactions" shall mean account inquiries, purchases, redemptions through Automated Clearing House, fed wire, or check to the address of record for the Portfolio account, exchanges and other transactions offered through ICS.

     "User(s)" shall mean record owners or authorized agents of record owners of shares of a Portfolio, including brokers, investment advisors and other financial intermediaries.

                                   ARTICLE II

                             USE OF ICS BY THE FUND

     Section 2.1 Selection of ICS, ALPS will perform, and the Fund has selected, the ICS services described on Exhibit A-1 attached to this Agreement.

     Section 2.2 Responsibilities of ALPS. During the Term and subject to the provisions of this Agreement, ALPS shall, at its expense (unless otherwise provided for herein): (i) provide, or hire other Persons to provide, all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the ICS; and (ii) deliver a monthly billing report to the Fund, which shall include a report of Transactions, by type, processed through ICS.

     Section 2.3 Responsibilities of the Fund. During the Term and subject to the provisions of this Agreement, the Fund shall at its own expense (unless otherwise provided for herein) fulfill the Fund obligations, if any, set forth in this Agreement.

     Section 2.4 Change in Designated Portfolios. Upon thirty (30) days prior notice to ALPS, the Fund may change the Portfolios designated to participate in ICS by delivering to ALPS, in writing, a revised list of participating Portfolios.

     Section 2.5 Scope of ALPS' Obligations. ALPS shall at all times use reasonable commercial efforts in performing ICS under this Agreement. In the absence of willful misconduct, knowing violations of applicable law, reckless disregard of its duties under this Agreement, bad faith, or negligence on its part in the performance of ICS, ALPS shall not be liable for any loss or damage suffered in connection with the use of the ICS under this Agreement. With respect to those actions or services delineated in Exhibit A-1 and all other instructions given to ALPS by the Fund, ALPS shall be presumed to have exercised reasonable commercial efforts if it has acted in accordance with Exhibit A-1 and other instructions provided by the Fund. With respect to any claims for losses, damages, costs or expenses which may arise directly or indirectly from Security Procedures which ALPS has implemented or omitted, ALPS shall be presumed to have used reasonable commercial efforts if it has followed, in all material respects, at least those Security Procedures described in Exhibit B-1 to this Agreement. ALPS may, but shall not be required to, modify such Security Procedures from time to time to the extent it believes, in good faith, that such modifications will enhance the security of ICS. All data and information transmissions via ICS are for informational purposes only, and are not intended to satisfy regulatory requirements or comply with any laws, rules, requirements or standards of any federal, state or local governmental authority, agency or industry regulatory body, including the securities industry, which compliance is the sole responsibility of the Fund and each Fund. The Fund acknowledges and agrees that its Users are responsible for verifying the accuracy and receipt of all data or information transmitted via ICA. The Fund is responsible for advising its Users of their responsibility for promptly notifying the Portfolios' transfer agent of any errors or inaccuracies relating to shareholder data or information transmitted via ICS.

                                   ARTICLE III

                                      FEES

     As full consideration for the performance by ALPS of the ICS, the Fund will pay ALPS the fees as set forth on Exhibit C-1 to this Agreement.

                                   ARTICLE IV

                               PROPRIETARY RIGHTS

     Section 4.1 ALPS' Property. The Fund acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of ALPS. Any software ALPS provides to the Fund pursuant to this Agreement shall be used by the Fund only during the term of this Agreement and only in accordance with the provisions of this Agreement to provide connectivity to and through ALPS, and shall not be used by the Fund to provide connectivity to or through any other system or Person. Any interfaces and software developed by ALPS shall not be used to connect the Fund to any transfer agency system or any other Person without ALPS' prior written approval. Except with ALPS' consent or in conformity with Federal copyright laws, the Fund shall not copy, decompile or reverse engineer any software provided to the Fund by ALPS. The Fund also agrees not to take any action which would mask, delete or otherwise alter any of ALPS' on-screen disclaimers and copyright, trademark and service mark notifications provided by ALPS, in writing, from time to time, or any "point and click" features relating to User acknowledgment and acceptance of such disclaimers and notifications.

     Section 4.2 Investment Company Web Site. The web pages that make up the Investment Company Web Site contain intellectual property, including, but not limited to, copyrighted works, trademarks, and trade dress, that is the property of the Fund. The Fund retains all rights in the intellectual property that resides on the Investment Company Web Site, not including any intellectual property provided by or otherwise obtained from ALPS. To the extent that the intellectual property of the Fund is duplicated within the ALPS Web Site to replicate the "look and feel," trade dress or other aspect of the appearance or functionality of the Investment Company Web Site, the Fund grants to ALPS a non-exclusive, non-transferable license to such intellectual property for the duration of this Agreement. This license is limited to the intellectual property of the Fund needed to replicate the appearance of the Investment Company Web Site and does not extend to any other intellectual property owned by the Fund.

     Section 4.3 IP Warranty. Except with respect to the design and graphical elements and Web pages provided to ALPS by the Fund, ALPS warrants to the Fund that ALPS owns or has sufficient license or other legal rights in all software and intellectual property used by ALPS at its facilities to provide the ICS, and such use by ALPS does not infringe or otherwise violate the U.S. copyrights of any other party. In the event one or more ICS' are not useable by customer as a result of a breach of the foregoing warranty, then ALPS will use reasonable commercial efforts to: (a) procure for the Fund the right to continue using the ICS or infringing portion thereof, or (b) modify the ICS so that it becomes non-infringing but has substantially the same capabilities, or (c) replace the ICS or infringing part thereof by other systems of similar capability within a reasonable period of time under the circumstances. If ALPS is not able to satisfy the foregoing requirements, then, as the sole remedy, Fund will be entitled to terminate this Agreement immediately.

                                    ARTICLE V

                              TERM AND TERMINATION

     Section 5.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in full force and effect for one (1) year following the Effective Date (the "Initial Term"). This Agreement shall automatically renew at the end of the Initial Term for additional, successive twelve (12)-month terms (each, a "Renewal Term") unless terminated by either party on not less than sixty (60) days prior written notice to the other party. The Initial Term and any Renewal Term(s) are referred to herein as the Term.

     Section 5.2 Termination. Throughout the Term, either Party shall have the right to terminate this Agreement on written notice to the other Party of the other Party's material breach of this Agreement and such Party's failure to cure such breach within thirty (30) days. This Agreement shall automatically terminate upon the termination of the Transfer Agency Agreement between the Fund and ALPS.

     Section 5.3 Effect of Termination. In the event of a termination under the provisions of this Article V, the Parties will have no continuing obligations to one another other than the obligation to return to one another the confidential or proprietary materials of the other in their possession.

                                   ARTICLE VI

                     INDEMNIFICATION; LIABILITY LIMITATIONS

     Section 6.1 No Other Warranties. Except as otherwise expressly stated in section 2.5 of this Agreement, the ICS and all software and systems described in this Agreement and its Exhibits are provided "as-is," on an "as available" basis, and ALPS hereby specifically disclaims any and all representations or warranties, express or implied, regarding services provided by ALPS hereunder, including any implied warranty of title, merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

     Section 6.2 Limitation of Liability. Under no circumstances shall ALPS be liable for indirect, incidental, consequential, special, exemplary or punitive damages (even if ALPS has been advised of or has foreseen the possibility of such damages), arising from the use or inability to use the ICS or under any provision of this

Agreement, such as, but not limited to, loss of revenue or anticipated profits or lost business. Without limiting any of the foregoing terms of this Section, in no event shall ALPS be liable under this Agreement in tort or otherwise for an amount exceeding the aggregate fees actually received by ALPS pursuant to
Article III during the most recent Term of this Agreement.

     Section 6.3 Indemnity. The Fund hereby indemnify and hold ALPS harmless from, and shall defend it against any and all claims, demands, costs, expenses and other liabilities, including reasonable attorneys' fees, arising in connection with the use of, or inability to use, the ICS by any User, except to the extent such liabilities result from the negligence, bad faith, or intentional misconduct of ALPS in the performance of the ICS.

     ALPS agrees to indemnify and hold harmless the Fund from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the securities laws and any state or foreign securities and blue sky laws, and amendments thereto), and expenses, including (without limitation) reasonable attorneys' fees and disbursements arising from any action or omission of ALPS' own willful misfeasance, lack of good faith, negligence or reckless disregard of its duties and obligations under this Agreement. For any legal proceeding giving rise to this indemnification, ALPS shall be entitled to defend or prosecute any claim in the name of the Fund at ALPS' own expense through counsel of its own choosing if it gives written notice to the Fund within ten (10) business days of receiving notice of such claim.

                                   ARTICLE VII

                                 CONFIDENTIALITY

     Section 7.1 Confidential Information. Each of the Parties hereby acknowledges that in the course of performing its obligations hereunder, the other may disclose to it certain information and know-how of a technical, financial, operational or other sort, that is nonpublic and otherwise confidential or proprietary to the disclosing Party. This Agreement, and in particular, all ALPS' Security Procedures and fee schedules, shall be considered confidential (subject to any regulatory filing requirement) and proprietary. Each Party acknowledges that any such proprietary or confidential information disclosed to it is of considerable commercial value and that the disclosing Party would likely be economically or otherwise disadvantaged or harmed by the direct or indirect use or disclosure thereof, except as specifically authorized by the disclosing Party. Each Party therefore agrees to keep in strict confidence all such information that may from time to time be disclosed to it, and agrees not to use such information except as expressly permitted hereby or to disclose such information to any third Party for any purpose without the prior consent of the other. The provisions of this Section 7.1 shall not apply to any information if and to the extent it was (i) independently developed by the receiving Party as evidenced by documentation in such Party's possession,
(ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving Party or (iv) known to the receiving Party free of restriction at the time of such disclosure. The Parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the Parties shall forthwith return to one another all written materials and computer software, which are the property of the other Party.

     Section 7.2 Specific Performance. Each of the Parties agrees that the non-breaching Party would not have an adequate remedy at law in the event of the other Party's breach or threatened breach of its obligations under Section 7.1, and that the non-breaching Party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either Party breaches or threatens to breach the obligations set forth in Section 7.1, in addition to and not in lieu of any legal or other remedies such Party may pursue hereunder or under applicable law, each Party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a Party's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

                                  ARTICLE VIII

                                  FORCE MAJEURE

     The Fund acknowledge that the Internet is an insecure, unstable, unregulated, unorganized and unreliable environment, and that the ability of ALPS to deliver ICS is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties. ALPS shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services, firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement. However, ALPS will use its best efforts to restore services after any such interruptions.

                                   ARTICLE IX

                                  MISCELLANEOUS

     Section 9.1 Governing Law; Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the state of Colorado, without reference to the conflict of laws provisions thereof.

     Section 9.2 Headings. Headings used herein are for convenience of reference only, and shall not be used in the construction or interpretation hereof.

     Section 9.3 Counterparts: This Agreement may be executed in counterparts, all of which together shall be deemed one and the same Agreement.

     Section 9.4 Parties' Independent Contractors. The Parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them, and none of them shall have the power of authority to bind or obligate the others in any manner not expressly set forth herein.

     Section 9.5 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby unless either of the Parties shall, in its reasonable determination, conclude that it shall be materially prejudiced by such holding of invalidity, illegality or unenforceability, in which case such Party may terminate this Agreement by thirty (30) days written notice to the other.

     Section 9.6 No Waiver. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the Party claimed to have waived or consented. Any consent by any Party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any other different or subsequent breach.

     Section 9.7 Assignment. Neither this Agreement nor all or any of the rights and obligations of either Party hereunder shall be assigned, whether by agreement or by operation of law to any Person other than an Affiliate of the assigning Party, without the prior written consent of the other Party, and any attempt to do so shall be void. No such permitted assignment shall relieve the assigning Party of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the respective successors, permitted assigns and legal representatives of the Parties hereto.

     Section 9.8 Notices. All notices, requests or communications required hereunder shall be in writing and shall be deemed to have been duly given (i) upon delivery, if delivered personally against written receipt, (ii) three (3) days after posting by certified mail, postage prepaid, return receipt requested,
(iii) upon confirmed receipt, if delivered by telecopier or (iv) the next day if delivered by a recognized overnight commercial courier, such as Federal Express or Airborne, addressed in each instance to the Parties at the addresses set forth below or at such other addresses as shall be given by either of the Parties to the other in accordance with this Section 9.8.

          a.   if to the Fund at:

               Opus Investment Trust
               440 Lincoln Street
               Worcester, Massachusetts 01653
               Attn: Counsel or Secretary

          b.   if to ALPS at:

               1625 Broadway, Suite 2200
               Denver, Colorado, 80202
               Fax: 303.623.7850
               Attn: General Counsel

     Section 9.9 Entire Agreement. This Agreement and its Exhibits together constitute the complete understanding and agreement of the Parties with respect to the subject matter hereof, and shall supersede all prior communications with respect thereto. The Agreement and its Exhibits may not be modified, amended or in any way altered, except in a writing signed by both Parties. No agent of any Party hereto is authorized to make any representation, promise or warranty inconsistent with the terms hereof.

     Section 9.10 Notice. A copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, the Parties hereto have set their hands by their authorized representatives as of the year and date first written above.

OPUS INVESTMENT TRUST


By: /s/ John P. Kavanaugh
    ------------------------------------
Name: John P. Kavanaugh
Title: President


ALPS MUTUAL FUNDS SERVICES, INC.


By: /s/ Jeremy O. May
    ------------------------------------
Name: Jeremy O. May
Title: Managing Director of Operations
       and Client Services

                                   SCHEDULE 1
                               LIST OF PORTFOLIOS

                               Opus Cash Reserves

                                   EXHIBIT A-1
                           TRANSFER AGENT WEB SERVICES

1. Transfer Agent Web Services. The Fund has requested, and ALPS will provide Transfer Agent Web Services ("TA Web") as one of the Interactive Client Services ("ICS") provided pursuant to the terms of the ALPS ICS Agreement (the "Agreement") between the Fund and ALPS. Through TA Web, Shareholders may submit Transaction requests directly to the Fund's transfer agent via the Internet as described further in this Service Exhibit.

2. Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

     "Shareholder" shall mean the record owner or authorized agent of the owner of shares of a Fund.

3. ALPS Responsibilities. In connection with its performance of TA Web, ALPS shall:

     (a) receive Transaction requests electronically transmitted to the ALPS Web Site via the Internet following execution of a link from the Investment Company Web Site to the ALPS Web Site and route Transaction requests to ALPS' transfer agency system;

     (b) for each Transaction request received, route Transaction information from the ALPS' transfer agency system to ALPS' Web Site to be viewed by Users;

     (c)  perform all other ALPS obligations as set forth in the Agreement.

4. Fund Responsibilities. In connection with its use of TA Web, the Fund, through its service providers, shall:

     (a) provide all computers, telecommunications equipment and other equipment and software reasonably necessary to develop and maintain the Investment Company Web Site;

     (b) design and develop the Investment Company Web Site functionality necessary to facilitate and maintain the hypertext links to the ALPS Web Site and the various Transaction Web pages and otherwise make the Investment Company Web Site available to Shareholders;

     (c) provide ALPS with such other written instructions as it may request from time to time relating to the performance of ALPS' obligations hereunder; and

     (d)  perform all other Fund obligations as set forth in the Agreement.

5. Package Selection. TA Web is offered in a Basic Package and Basic Package with custom graphical and/or functional design changes. The Fund is selecting the: Basic Package with custom graphical and/or functional design changes.

6. Fees. The current fees payable to ALPS by the Fund for TA Web are set forth on the Fee Schedule. ALPS reserves the right to change billable rates as it deems necessary upon 30 days prior written notice to the Fund.

                                   EXHIBIT B-1

          SECURITY PROCEDURES - TRANSFER AGENT WEB SERVICES ("TA WEB")

1.   Password Requirements

     Initial Authentication of a Shareholder in TA Web is accomplished through entry of the account number and social security number. The Shareholder then creates a User ID and Password (PIN) to access TA Web. The PIN must be 8-12 characters in length and may consist of alpha-numeric characters and symbols.

2.   Encryption

     The ALPS Web server runs Secure Sockets Layer ("SSL"). The purpose of using SSL is to encrypt data transmissions through the ALPS Web Site and block communications through the ALPS Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the ALPS Web Site is 128-bit. Further, ALPS uses a certificate from a major provider of server authentication services.

3.   Network Access Control

     A computer referred to as a "firewall router" is located between the Internet backbone connection and the ALPS Web server. The purpose of the router is to control the connectivity to the ALPS Web server at the port level. This equipment is located at ALPS' Denver data center. Changes to the configuration of this computer are administered by authorized IT staff. This equipment will not interrogate data, and its only function is to limit the type of traffic accessing the ALPS Web server to the suite of Hyper-Text Transfer Protocols ("HTTP") transmissions. Ports on the router are configured to be consistent with ports on the ALPS Web server. All other ports on the router other than those configured for the ALPS Web server are not accessible from the Internet.

     The ALPS Web server utilizes adequate and appropriate software and hardware. All services and functions within the ALPS Web server operating system are deactivated with the exception of services and functions which support TA Web. The general purpose of this feature is to prevent external users from entering commands or running processes on the ALPS Web server. All ports on the ALPS Web server, except those required by TA Web, are disabled. Directory structures are "hidden" from the user. Services which provide directory information are also deactivated.

     ALPS administrators gain access to the ALPS Web server through the physical console connected to the ALPS Web server, or through the internal network via ALPS Secure ID.

     TA Web is programmed to terminate the session/Transaction between the Shareholder and TA Web if data authentication fails. All successful and unsuccessful sessions are logged.

4.   Limitation of Users

     Access by ALPS personnel to the ALPS Web server is restricted within ALPS to a limited number of users based upon ALPS system administration requirements, as determined by appropriate ALPS systems managers from time to time.

5.   Independence of Each Fund's Location on the Web Server

     Independence of Funds presence on the ALPS Web server is accomplished by establishing individual data set partitions on the ALPS Web server that are designed to be separate from other partitions. Each Fund's presence resides within a separate data and directory structure on the ALPS Web server. The base transaction code required by ICS is, however, shared by all data set partitions.

     Each Fund URL on the ALPS Web server will identify a separate Fund presence. Access to the Funds presence on the ALPS Web server must be through the Investment Company Web Site.

     Book marking of HTML pages within the Funds site on the ALPS Web server is not allowed.

6.   Right to Audit

     The Fund is allowed to audit, at their expense, the collection of electronic documents or pages residing on ALPS' computer system relating to the Funds implementation of the TA Web service, if any, linked to the Internet and accessible by hypertext link through the World Wide Web, where the Transaction data fields and related screens provided by ALPS may be viewed by Users who access such site ("ALPS Web Site") once in each 12 month period and any associated systems or networks within TA Web relating to the Funds implementation, after providing an audit plan to ALPS and upon ALPS' consent thereto. The audit may include review of configurations, audit trails, and maintenance of systems and software within TA Web associated with the Funds TA Web site on the ALPS Web server. Tools which may be used for the audit may include network security tools; provided, that ALPS may specify the time at which any tool is used, if ALPS reasonably believes that such tool may affect system performance. The audit will be coordinated through ALPS and ALPS will be entitled to observe all audit activity. Additionally, ALPS shall be entitled to all results of an audit. The Fund will not perform any action that may interfere with the uptime or stability of ALPS systems or networks. The Fund and its review team will be considered authorized users and ALPS will not seek prosecution under any computer crime or other applicable statutes for such activity, as long as the Fund has provided ALPS a written audit plan, ALPS has approved the written audit plan, and the audit was executed in accordance with the written audit plan.

                                   EXHIBIT C-1

                                     TA WEB
                                  FEE SCHEDULE

Initial Fees
               Setup (includes basic package)/1/   $5,000
Monthly Fees
               Per Month Ongoing Fee               $1,000

/1/ Basic package includes simple user interface with the fund group logo at the top of each page. Authorized shareholders are able to place purchases, redemptions and exchanges via the website. They are also entitled to view account balances, transaction history and historical fund prices.